Exhibit 10.5

Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into as of [_____], [____] (the “Grant Date”) by and between Chimera Investment Corporation, a Maryland corporation (the “Company”), and [____] (the “Participant”).
    WHEREAS, the Company sponsors the 2023 Equity Incentive Plan, as adopted effective June 14, 2023, and as may be amended, restated or otherwise modified from time to time (the “Plan”), pursuant to which awards of Restricted Stock Units (as defined below) may be granted;
    WHEREAS, the Company and the Participant entered into an employment agreement effective as of [_____], [____] (the “Employment Agreement”), which provides for a portion of the Participant’s compensation to be awarded in the form of Restricted Stock Units; and
    WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.
    NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Restricted Stock Units.
1.1Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Grant Date a Restricted Stock Unit Award consisting of, in the aggregate, [__] restricted stock units (the “Restricted Stock Units”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2Each Restricted Stock Unit represents the right to receive one Share, subject to the vesting and other terms and conditions of this Agreement. The Restricted Stock Units (including any related Dividend Equivalent Units as provided in Section 5.3 below) shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company and shall be an unfunded and unsecured obligation of the Company.
2.Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.
3.Vesting.
3.1Except as otherwise provided herein, provided that the Participant remains in service with the Company through the applicable vesting date, the Restricted Stock Units will vest in accordance with the following schedule:

Vesting Date	Percentage Vesting
December 31, [____]	One-Third
December 31, [____]	One-Third
December 31, [____]	One-Third
If the number of Restricted Stock Units vesting as of a vesting date is a fractional number, the number vesting will be rounded up to the nearest whole number with any fractional portion carried forward.
3.2The foregoing vesting schedule notwithstanding, and except as provided in Section 3.3 hereof, if the Participant’s service with the Company terminates for any reason at any time before all of his or her Restricted Stock Units have vested, the Participant’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.
3.3The foregoing vesting schedule notwithstanding, if the Participant’s service with the Company is terminated (i) by reason of the Participant’s death or “Disability,” (ii) by the Company or an Affiliate without “Cause,” (iii) by the Participant for “Good Reason,” (iv) by reason of the Participant’s “Retirement,” or (v) by reason of a termination of employment after the Company’s nonrenewal of the Term of Employment that meets all of the conditions of Section 5(m)(i) or Section 5(m)(ii) of the Participant’s Employment Agreement, in effect as of the date of this grant, 100% of the unvested Restricted Stock Units shall vest as of the date of such termination (which shall be treated as the “vesting date” for purposes of Section 6.1), in each case, provided that the Participant complies with Section 5(i) of the Employment Agreement, in effect at the time of this grant. For purposes of this Agreement, “Disability,” “Cause,” “Good Reason” and “Term of Employment” are as defined under the Employment Agreement. For purposes of this Agreement, “Retirement” means the termination of service with the Company by the Participant with or without Good Reason or by the Company without Cause, in each case, after the Participant has attained age 55 and the sum of his age plus his years of service with the Company and its predecessors (including, in each case, fractional years) equals or exceeds 65 as of such termination date, and the Participant has at least five years of service with the Company and its predecessors as of such termination date, provided that the Participant complies with Section 5(i) of the Employment Agreement, in effect at the time of this grant. Years of service for this purpose will be based on all periods of employment with the Company and its predecessors as determined by the Company in accordance with such rules and procedures as it may establish from time to time, provided that years of service shall include employment by Fixed Income Discount Advisory Company (“FIDAC”) during the time FIDAC was the external manager of the Company.
3.4Vested Restricted Stock Units shall be payable at such time or times as specified in Section 6 below.
4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, prior to settlement in accordance with Section 6 below, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the

Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.
5.Rights as Shareholder; Dividend Equivalents.
5.1The Participant shall not have any rights of a shareholder with respect to the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such Shares.
5.2 Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the Shares issued upon settlement unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
5.3If a cash dividend is paid with respect to the Shares, the Participant shall be credited as of the applicable dividend payment date with an additional number of whole and fractional Restricted Stock Units (the “Dividend Equivalent Units”) equal to (i) the total cash dividend the Participant would have received had the Restricted Stock Units (and any previously credited Dividend Equivalent Units with respect thereto) been actual Shares divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date. Such Dividend Equivalent Units shall be added to the Account and shall be subject to the same vesting and payment provisions otherwise applicable to the Restricted Stock Units. Any fractional Dividend Equivalent Units shall be carried forward to the final vesting and payment date, and on such final date any remaining fractional Dividend Equivalent Units then payable shall be settled in cash.
6.Settlement of Restricted Stock Units.
6.1Subject to Section 9 hereof, as of the applicable vesting date set forth in Section 3, the Company shall cause to be issued and delivered to the Participant one Share for each such vested Restricted Stock Unit, such payment to be made on or as soon as administratively practicable (not more than 60 days) after the applicable vesting date.
6.2Notwithstanding Section 6.1, the Committee may, but is not required to, prescribe rules pursuant to which the Participant may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable, including Section 409A of the Code to the extent applicable.
6.3If the Participant is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death.
7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s service with the Company at any time, with or without Cause.

8.Adjustments. The Restricted Stock Units are subject to the provisions of Section 11 of the Plan, regarding certain potential adjustments to the units in the event of specified changes in the capital of the Company or other transactions. The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the units or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
9.Tax Liability and Withholding.
9.1The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan or otherwise, the amount of any required payroll or withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such payroll or withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local payroll tax or tax withholding obligation by any of the following means, or by a combination of such means:
(a)tendering a cash payment;
(b)authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock Units; provided, however, that no Shares shall be withheld with a value exceeding the maximum statutory rate; and
(c)delivering to the Company previously owned and unencumbered Shares.
9.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
10.Compliance with Law. The issuance and transfer of Shares upon settlement of vested Restricted Stock Units shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares issued upon vesting or settlement with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
11.Dodd-Frank Clawback Rules. This award of Restricted Stock Units is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd-Frank Clawback Rules”), and (ii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant. For the avoidance of doubt, if the

Dodd-Frank Clawback Rules and any implementing policy apply to the Participant, then (A) the Participant will not be entitled to earn or retain any portion of the Restricted Stock Units that is determined to be erroneously awarded compensation, and (B) the Company may take action against the Restricted Stock Units or any proceeds the Participant receives from them to recover any erroneously awarded compensation the Participant may have received from the Company (whether related to the Restricted Stock Units or otherwise), all in accordance with the Dodd-Frank Clawback Rules and the applicable implementing policy and subject to the requirements of applicable law.
12.Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating restrictions on transferability of the Shares issued upon vesting or settlement of the Restricted Stock Units pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Shares are then listed or quoted.
13.Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Participant from time to time; and to the Participant at the Participant’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Participant, by notice to the Company, may designate in writing from time to time.
14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.
15.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
16.Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
17.Employment Agreement Satisfaction.  The Participant agrees and acknowledges that this grant of Restricted Stock Units satisfies the Company’s obligation under the Participant’s Employment Agreement, in effect as of the date of this grant, to grant to the Participant Restricted Stock Units for [____].
18.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.
19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
21.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.
22.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
23.No Impact on Other Benefits. The value of the Participant’s Restricted Stock Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
25.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant, vesting or settlement of the Restricted Stock Units or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such grant, vesting, settlement or disposition.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

CHIMERA INVESTMENT CORPORATION
By: __________________________ Name: Title:

[Name of Participant]
By: ___________________________
[Signature Page to Restricted Stock Unit Award Agreement]